Exhibit 99.1

StoneMor Partners L.P. Announces Closing of Senior Secured Notes Offering

BRISTOL, September 20 — StoneMor Partners L.P. (NASDAQ: STON) announced today that its operating subsidiaries have sold $80.0 million in aggregate principal amount of 7.66% Senior Secured Notes due 2009 in a private placement. The senior secured notes are guaranteed by StoneMor and its general partner.

The proceeds of the offering, less offering fees and expenses, are being used to repay debt, including debt outstanding under StoneMor’s old credit facility, and for general partnership purposes.

This news release is not an offer to sell, nor the solicitation of any offer to buy, any securities. The securities offered have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the reduction of principal and earnings held in trusts as a result of adverse financial conditions, the failure to identify or complete cemetery acquisitions, the increasing trend toward cremation, changes in the legislative or regulatory environment and other factors detailed in StoneMor’s Securities and Exchange Commission filings.